CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

	Three Months Ended March 31,
(dollars in thousands)	2010	2009
Earnings:
Net income	$(2,093)	$(3,931)
Interest expense	21,727	23,061
Portion of rental expense representing interest	40	49
Total earnings	$19,673	$19,178

Fixed Charges:
Interest expense	$21,727	$23,061
Portion of rental expense representing interest	40	49
Total	$21,766	$23,110

Ratio of Earnings to Fixed Charges	0.90	0.83

CapLease, Inc. and Subsidiaries

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Three Months Ended March 31,
(dollars in thousands)	2010	2009
Earnings:
Net income	$(2,093)	$(3,931)
Interest expense	21,727	23,061
Portion of rental expense representing interest	40	49
Total earnings	$19,673	$19,178

Combined Fixed Charges and Preference Dividends:
Interest expense	$21,727	$23,061
Portion of rental expense representing interest	40	49
Preferred Stock Dividends	741	711
Total	$22,508	$23,821

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.87	0.81